Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-186228, No. 333-239617, No. 333-258417, No. 333-272483, and No. 333-279978) on Form S-8 and (No. 333-239615 and No. 333-267994) on Form S-3 of our reports dated February 27, 2025, with respect to the consolidated financial statements of Bristow Group Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Houston, Texas
February 27, 2025
KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.